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Exhibit 99.1

For Immediate Release—September 8, 2003	Contact:	Harold B. Gilkey CEO/Chairman (509) 358-6160

STERLING REALIGNS EXECUTIVE MANAGEMENT
TO MEET FUTURE GROWTH

        Spokane, Washington—September 8, 2003—Harold B. Gilkey, CEO and Chairman of Sterling Financial Corporation, the Holding Company for Sterling Savings Bank ("the Bank"), announced the realignment of Executive Management at the Bank to meet future growth plans. These changes became effective October 1, 2003.

        William W. Zuppe has been promoted to CEO and Chairman of Sterling Savings Bank. Zuppe co-founded Sterling with Harold B. Gilkey in 1983 and served as President and COO since that time. In his new role, Zuppe also chairs the Bank's executive team, which is responsible for overseeing the operating priorities of the business.

        Gilkey stated, "With Bill's oversight, Sterling Savings Bank has grown to be $4.0 billion, with over 1,000 employees, and a footprint that covers the N.W."

        Zuppe is currently First Vice-Chairman of the Board of America's Community Bankers, a national trade organization. He is a current board member of the Washington Financial League as well as past Chairman of the Board. He also has served as a board member of the Federal Reserve's Thrift Institutions Advisory Council.

        Zuppe's community activities include leadership roles with the Boy Scouts of America as past Area 1 president, Regional vice president, Council president, and is currently a member of the Executive Board. He is on the Business Advisory Boards for Gonzaga University's College of Business and Eastern Washington University's College of Business and Public Administration. Zuppe is past Campaign Chair of United Way and served as a board member of Spokane's Economic Development Council.

        Heidi B. Stanley has been promoted to COO and Vice Chair of Sterling Savings Bank as well as being appointed to the Board of Directors for Sterling Savings Bank. Stanley joined Sterling in 1985 from IBM. Her leadership path began as a Vice President and progressed most recently to Executive Vice President—Corporate Administration, responsible for all the back office functions of the company.

        In addition to overseeing the back office, the President/Chief Production Officer and Portfolio Manager will report to Stanley.

        Gilkey stated, "Heidi is responsible for introducing many innovative ideas in support of the Bank's significant growth during her 18 year tenure. I have great confidence in her ability to also oversee Sterling's production network and portfolio."

        Stanley is currently the Chair of the Board for the Association of Washington Business and Vice-Chair for the Washington Public Affairs Network (TVW). She is also on the Executive Committee and Chair of the Washington State University Foundation Planning Committee, as well as an Advisory Board Member for the Washington Policy Center and past Board President for the Federal Defenders of Eastern Washington and Idaho.

        Stanley also serves on the executive committee of the Chamber of Commerce, Board Secretary/Treasurer for the Spokane Intercollegiate Research and Technology Institute (SIRTI), a board member for the Spokane Higher Education Leadership Group, past Board President for the YMCA, and a sustaining member of the Junior League of Spokane.

        David P. Bobbitt has been promoted to President and Chief Production Officer of Sterling Savings Bank. Bobbitt joined Sterling in 1996 after 26 years with WestOne Bank. As President and Chief

Production Officer, he will have day-to-day responsibilities that include Community Banking, Corporate Banking, Consumer Banking, Credit Administration, Action Mortgage Company, and Harbor Financial.

        Gilkey stated, "Dave brought the banking experience we needed and has played an integral role in the process of converting Sterling Savings Bank from a thrift to a Bank."

        Bobbitt is currently on the Board of Directors of Pacific Coast Banking School, an Advisory Board Member of the College of Business and Economics at the University of Idaho, Chairman and board member of the North Idaho Fair, and a past board member of the Idaho Fish & Wildlife Foundation. He is past President of the Idaho Bankers Association, and a current board member.

        These changes come at a time when Sterling is integrating the acquisition of Klamath First Bancorp, a $1.5 billion Oregon-based financial institution, with 58 branches. Gilkey commented, "The Klamath merger accelerated the need for management realignment."

        Gilkey concluded, "I am fortunate and proud to work with such talented people and recognize their leadership in operating the leading regional community bank in the N.W."

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  Exhibit 99.1
STERLING REALIGNS EXECUTIVE MANAGEMENT TO MEET FUTURE GROWTH